Exhibit 99.1

HCP to Offer 9,000,000 Shares

LONG BEACH, CA — MARCH 21, 2012 — HCP (NYSE:HCP) announced today that it has commenced a public offering of 9,000,000 shares of its common stock. The Company anticipates that $295.5 million of the proceeds from this offering will be used to redeem all outstanding shares of its 7.25% Series E Cumulative Redeemable Preferred Stock (NYSE:HCPPRE) and 7.10% Series F Cumulative Redeemable Preferred Stock (NYSE:HCPPRF), before accrued and unpaid dividends.  The remaining proceeds will be used for general corporate purposes.

The shares are being offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission.  Citigroup will act as sole book-running manager for the offering.  HCP intends to grant the underwriter an option for 30 days to purchase up to an additional 1,350,000 shares of common stock.

This offering of shares of HCP common stock may be made only by means of a prospectus.  A copy of the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220 or by telephone at 1-800-831-9146 or by email at batprospectusdept@citigroup.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. (NYSE:HCP) is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospitals.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 27 consecutive years; and (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and receive the resulting proceeds and complete the anticipated preferred stock redemption.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

(562) 733-5309